Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES ISSUANCE OF $2 BILLION
OF PREFERRED STOCK, CLOSING OF VERNON/ANSLEY FIELD ACQUISITION
AND DEBT REFINANCING

DALLAS, TEXAS, March 30, 2007…EXCO Resources, Inc. (NYSE: XCO) today announced the closing of the acquisition of oil and natural gas properties, acreage and other assets in the Vernon and Ansley fields in North Louisiana from Anadarko Petroleum Corporation (NYSE: APC) and Anadarko Gathering Company for approximately $1.5 billion in cash, after contractual adjustments and subject to certain post-closing adjustments.  These properties were acquired by subsidiaries of EXCO Partners, LP (“EXCO Partners”).

Concurrent with this acquisition, EXCO also announced the closing of a private placement of $2.0 billion of its Preferred Stock, consisting of $390.0 million of 7%, cumulative convertible perpetual preferred stock, convertible into EXCO common stock at $19.00 per share and $1.61 billion of hybrid preferred stock bearing an initial dividend rate of 11% and initially not convertible into EXCO common stock.  In accordance with New York Stock Exchange requirements for shareholder approval of certain stock issuances, EXCO intends to call a meeting of its shareholders to approve the hybrid preferred stock having terms identical to the 7% convertible preferred.

The $2.0 billion in cash proceeds from the preferred stock issuance were used to make a $1.67 billion contribution to EXCO Partners to close the Vernon/Ansley property acquisition, to repay $262.5 million of indebtedness at EXCO Partners, and when combined with surplus cash to reduce EXCO’s outstanding revolver by $352.0 million and to pay offering expenses.

As a part of these transactions, EXCO Partners’ wholly-owned subsidiary, EXCO Partners Operating Partnership, LP (“EPOP”), also entered into an amended and restated credit agreement with its banking group led by JPMorgan Chase Bank (“JPMorgan”).  The EPOP Credit Agreement provides for an initial revolving borrowing base of $1.3 billion, of which $1.1 billion was drawn at closing.  The initial interest rate is LIBOR plus 150 bps with a maximum rate of LIBOR plus 175 bps.

The contribution by EXCO to EXCO Partners plus the $1.1 billion of initial borrowing under the EPOP credit agreement were used to close the Vernon/Ansley acquisition, to repay EPOP’s borrowings of approximately $673.5 million under its existing revolver and $650.0 million under its second lien Senior Term Notes, plus a prepayment premium of approximately $13.0 million, and to pay certain transaction expenses.

EXCO intends to amend and restate its existing credit agreement to finance its previously announced pending acquisition from Anadarko of oil and natural gas properties and related assets in multiple fields located in the Mid-Continent, South Texas and Gulf Coast areas of Oklahoma and Texas and has agreed in principal with its banking group led by JPMorgan to the terms thereof.  Subject to the satisfaction of various closing conditions, EXCO expects the acquisition and refinancing to close on or about May 2, 2007.

In connection with the private placement, EXCO announced that Vincent Cebula of Oaktree Capital Management, LLC (“Oaktree”) and Jeffrey Serota of Ares Management LLC (“Ares”) have become directors of EXCO.  Oaktree and Ares are significant investors in EXCO’s common stock and the new preferred stock.

EXCO’s Chairman, Douglas H. Miller stated, “We are very pleased with the preferred stock offering completed today and look forward to obtaining shareholders’ approval of the restatement of 11% preferred into the 7% convertible preferred.  All of the senior management and I intend to vote our shares for the approval and are committed to obtaining the approval.  Also, we are very pleased to welcome Vince Cebula and Jeff Serota to the board.  We have known and worked with Vince and Jeff for many years and look forward to their insight and value they will add to our organization.”

EXCO will host a conference call on Tuesday, April 3, 2007, at 2:00 p.m. (CDT) to discuss the contents of this release and respond to questions.  Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID #4497156.  The conference call will also be webcast live on EXCO’s website at http://www.excoresources.com under the Investor Relations tab.  Presentation materials related to this release will be posted on EXCO’s website on Monday, April 2, 2007, after market close.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., April 10, 2007.  Please call (800) 642-1687 and enter conference ID #4497156 to hear the recording.  A digital recording of the conference call will also be available on EXCO’s website.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com.  EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.